Exhibit 3



                            September 1, 1998

Dear Federal Signal Shareholder:

On July 9, 1998, your Board of Directors declared a dividend distribution of Preferred Share Purchase Rights. This letter describes the Preferred Share Purchase Rights Plan and explains the reasons for adopting it. This Plan replaces the Rights Plan that was adopted in 1988 which expired last month.

The Plan is intended to protect your interests in the event Federal Signal is confronted with coercive or unfair takeover tactics. The Plan contains provisions to safeguard your investment in Federal Signal in the event of unsolicited attempts to acquired the company, including partial or two-tier tender offers that do not treat all shareholders equally, creeping acquisitions of shares in the open market, and other abusive takeover tactics which are common today and which your board of Directors believes are not in the best interests of the shareholders. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

More than 1,500 other companies have adopted shareholder rights plans. The Board considers the Plan to be the best available means of protecting your right to retain your equity investment in Federal Signal and the full value of that investment, while not foreclosing a fair acquisition bid for Federal Signal.

The Plan is not intended to prevent a takeover of Federal Signal and will not do so. The mere declaration of the Rights dividend should not deter any prospective offeror willing to make an all-cash offer at a full and fair price, or to negotiate a transaction with the Board.

The Rights are not being distributed in response to any offer to acquire control of Federal Signal, and the Board is not aware of any such offers. The Plan has been adopted to assure the ability of the Board to protect your interests.

The Rights may be redeemed by Federal Signal at a price of ten cents per Right at any time up to 20 days, subject to extension by the Board, after the time any person or group has acquired 20% or more of Federal Signal's shares. Thus, the Rights should not interfere with any merger or other business combination approved by the Board.

Issuance of the Rights does not in any way weaken the financial strength of Federal Signal, or interfere with its business plans. The issuance of the Rights has no dilutive effect, does not affect reported earnings per share, is not taxable to you or to Federal Signal, and does not change the way in which you currently can trade Federal Signal's shares. As explained in detail in the attached summary, the rights will only be exercisable if and when an event occurs which triggers their effectiveness. The Rights will then be in place to protect you against being deprived of your right to share in the full measure of Federal Signal's long-term potential. It should be noted that Federal Signal's stock price over the last ten years outperformed the appreciation of the stock price protected by the 1988 Plan.



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No certificates are being issued in connection with this Rights dividend.
Instead, each Federal Signal shareholder of record at the close of business on August 18, 1998 will automatically become the owner of one Right for each common share held. These Rights will trade with your common shares and will be evidenced by the certificates for the common shares.

You do not have to fill out any forms or take any other actions to benefit from these Rights. The Rights become active only if someone acquires 20% or more of Federal Signal common shares, or announces a bona fide tender offer for 30% or more of such shares. Once the Rights become active, Rights certificates will be issued and the Rights can then trade separately from Federal Signal common shares.

If and when the Rights become exercisable, each Right will entitle you to purchase one one-hundredth share of Federal Signal Series A Preferred Stock. Enclosed is a "Summary of Rights to Purchase Preferred Shares" which describes and explains the Rights. I urge you to read the summary carefully and keep it with the certificates for your Federal Signal common shares.

Your Board was aware when it acted that some people have argued that securities of the sort we are issuing deter legitimate acquisition proposals. We carefully considered these views and concluded that such arguments are speculative and do not justify leaving stockholders without this protection against unfair treatment by an acquiror (who, after all, is seeking his own advantage, not yours). In fact, a recent Georgeson & Co. study showed shareholders of companies with Rights Plans received premiums 8% higher than shareholders of companies without Rights Plans when a takeover occurs. Your Board believes that the Rights represent a sound and reasonable means of addressing some of the complex issues of corporate policy created by the current takeover environment.

In declaring this Rights dividend, we have expressed our confidence in the Company's future and reaffirmed our determination that you, our stockholders, be given every opportunity to participate fully in that future.

                                    On Behalf of the Board of Directors,



                                    Joseph J. Ross
                                    Director, Chairman, President and
                                    Chief Executive Officer

Enclosure